Exhibit 11

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WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                           For the                    For the
                                                         three months               nine months
                                                      ended September 30,        ended September 30,
(In thousands, except per share data)                 2000          1999         2000          1999
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
Weighted average number of common
  shares outstanding - basic                        36,365        38,266       36,404        38,976

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                             541           606          489           625
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Weighted average number of common
  shares outstanding - diluted                      36,906        38,872       36,893        39,601
====================================================================================================

Net income                                         $20,145       $19,289      $59,038       $56,562

Basic earnings per share                             $0.55         $0.50        $1.62         $1.45

Diluted earnings per share                           $0.55         $0.50        $1.60         $1.43
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